[Goodwin Procter LLP letterhead]

Exhibit 5.1

February 20, 2026

UDR, Inc.

United Dominion Realty, L.P.

1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

Re:Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-293550) (as amended or supplemented, the “Registration Statement”) filed on February 18, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by UDR, Inc., a Maryland corporation (the “Company”), of any combination of securities of the types specified therein. The Registration Statement became automatically effective upon filing with the Commission on February 18, 2026. Reference is made to our opinion letter dated February 18, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 20, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 14,016,954 shares (the “Total Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) covered by the Registration Statement. The Total Shares are being offered and sold by the Company pursuant to the terms of the ATM Sales Agreement, dated July 29, 2021, as amended on February 14, 2023 and February 20, 2026, (the “Distribution Agreement”), among the Company and J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Jefferies LLC, BTIG, LLC, Nomura Securities International, Inc. (as forward seller through BTIG, LLC as its agent), Regions Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc., BNY Mellon Capital Markets, LLC and RBC Capital Markets, LLC, acting as sales agents, forward sellers and/or principals, and J.P. Morgan Securities LLC, BofA Securities, Inc., Citibank, N.A., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Jefferies LLC, Nomura Global Financial Products, Inc., Regions Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc., BNY Mellon Capital Markets, LLC and RBC Capital Markets LLC acting as forward purchasers, and one or more related Confirmations (as defined in the Distribution Agreement), and in the manner described in the Registration Statement and the Prospectus.

Pursuant to the Distribution Agreement, the Total Shares may include (i) shares of Common Stock sold by the Company through the sales agents (the “Issuance Shares”) and (ii) shares of Common Stock borrowed by the forward purchasers (or their affiliates) from third parties (the “Borrowed Shares”) and sold by the forward sellers pursuant to one or more forward transactions by the Company (each, a “Forward” and, collectively, the “Forwards”). The

UDR, Inc.

February 20, 2026

Forwards are to be governed by the terms of the Confirmations entered into for each Forward in accordance with the terms of the Distribution Agreement pursuant to which the forward purchasers will agree to purchase from the Company (subject to the Company’s right to elect cash settlement or net share settlement), a number of shares of Common Stock equal to the number of Borrowed Shares sold by the forward sellers pursuant to the Distribution Agreement (the “Forward Settlement Shares” and, together with the Issuance Shares, the “Shares”), subject to adjustment as set forth therein, for a purchase price equal to the price at which the Borrowed Shares were sold by the forward sellers, less certain commissions and subject to certain adjustments set forth therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the aggregate of (i) the maximum number of then unissued Issuance Shares that may be issued plus (ii) the number of Forward Settlement Shares subject to the Forwards that have not then settled.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Distribution Agreement and/or a Confirmation, as applicable, and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or a duly authorized committee thereof, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP